                                                                   EXHIBIT 99.16


                            AMENDMENT NUMBER 1 OF
                      WARRANT TO PURCHASE COMMON STOCK OF
                         INTERPLAY ENTERTAINMENT CORP.

     THIS AMENDMENT NUMBER 1 OF WARRANT TO PURCHASE COMMON STOCK OF INTERPLAY ENTERTAINMENT CORP. (this "Amendment") is entered into as of April 17, 2000 by
                           ---------
and between INTERPLAY ENTERTAINMENT CORP., a Delaware corporation (the

"Company"), and TITUS INTERACTIVE SA, a French corporation ("Titus"), with
 -------                                                     -----
reference to the following facts:

     A. On April 14, 2000, the Company issued to Titus that certain Warrant to Purchase Common Stock of Interplay Entertainment Corp. (the "Warrant") granting Titus the right to purchase up to 100,000 shares of the Company's common stock under the terms and conditions set forth therein.

     B.   The Company and Titus desire to amend the Warrant.

     NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

I. The paragraph immediately following the title of the Warrant is deleted in its entirety and replaced with the following:

     "This is to certify that, for value received, Titus Interactive SA, or a proper assignee (in each case, the `Holder'), is entitled to purchase, subject to the provisions of this Warrant, from Interplay Entertainment Corp., a Delaware corporation (the `Company'), having its principal place of business at 16815 Von Karman Avenue, Irvine, California 92606, at any time during the period beginning with the initial Borrowing (as defined below) (the `Commencement Date') to 5:00 p.m., California time, on April 14, 2010 (the `Expiration Date') at which time this Warrant shall expire and become void, up to a maximum of One Hundred Thousand (100,000) shares (`Warrant Shares') of the Company's Common Stock (the `Common Stock'). This Warrant shall be exercisable at Three and 79/100 Dollars ($3.79) per share (the `Exercise Price'). The number of shares of Common Stock to be received upon exercise of this Warrant and the Exercise price shall be adjusted from time to time as set forth below. This Warrant also is subject to the following terms and conditions:"

II. Section 1(a) of the Warrant is deleted in its entirety and replaced with the following:

               "(a) This Warrant shall only vest and be exercisable in the event, and based on the amount, that the Company borrows (a 'Borrowing') under that certain Revolving Credit Facility provided for in Section 10.2 of that certain Stock Purchase Agreement, dated as of April 14, 2000, by and between Titus and Interplay (the 'Credit Facility'). In the event of a Borrowing, the number of Warrant Shares for which this Warrant shall vest and be exercisable shall equal the total number of Warrant Shares multiplied by a fraction, the numerator of which shall be the maximum principal amount outstanding at any one time under the Credit Facility during the term thereof, and the denominator of which shall be $5,000,000. Warrant Shares becoming exercisable pursuant to the immediately preceding sentence shall remain exercisable regardless of whether any principal amount remains outstanding under the Revolving Credit Facility. For example, if the maximum amount outstanding at any time during the term of the Credit Facility is $3,000,000, this Warrant shall be exercisable for 60,000 Warrant Shares. Following the expiration or termination of the Credit Facility, the Company and Holder shall execute a memorandum setting forth the maximum amount outstanding at any time during the term of the Credit Facility, and shall append such memorandum to this Warrant."

III. The first sentence of Section 1(b) is deleted in its entirety and replaced with the following:

     "This Warrant (to the extent exercisable under Section 1(a) above) may be exercised in whole or in part (but only with respect to the number of Warrant Shares vesting pursuant to Section 1(a) hereof) at any time from and after the initial Borrowing and before the Expiration Date, but if such date is a day on which federal or state chartered banking institutions located in the State of California are authorized to close, then on the next succeeding day on which such institutions are open."

IV. The Warrant and this Amendment constitute the entire agreement between the parties on the subject matter hereof, and no amendment of the terms herein or therein shall be valid unless made in a writing signed by the parties. Delaware law shall govern the interpretation and enforcement of this Amendment without regard to conflicts of laws principles. Unless otherwise defined herein, terms used herein shall bear the same respective meanings ascribed to such terms in the Warrant. Except as amended hereby, the Warrant remains in full force and effect. This Amendment may be executed in counterparts.

          IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective duly authorized officers as of the day and year first above written.

                                  INTERPLAY ENTERTAINMENT CORP., a Delaware corporation

                                  By: /s/ Brian Fargo
                                      -----------------
                                      An Authorized Officer

                                  TITUS INTERACTIVE SA, a French corporation

                                  By: /s/ Herve Caen
                                      ----------------
                                      An Authorized Officer

                                      -2-